SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2009

Intelsat, Ltd.

(Exact Name of Registrant as Specified in Charter)

Bermuda	000-50262	98-0346003
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Wellesley House North, 2nd Floor, 90 Pitts Bay Road, Pembroke, Bermuda	HM 08
(Address of Principal Executive Offices)	(Zip Code)

(441) 294-1650

Registrant’s telephone number, including area code

n/a

(Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously contemplated and disclosed in a press release issued by Intelsat, Ltd. on January 14, 2009, Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) has commenced an offering (the “Offering”) of $200 million of 8 7/8% Senior Notes due 2015, Series B (the “Notes”), the net proceeds of which will be used to fund Intelsat Sub Holdco’s tender offer to purchase for cash Intelsat, Ltd.’s outstanding 7 5/8% Senior Notes due 2012 and 6½% Senior Notes due 2013, to pay related fees and expenses and for general corporate purposes. The Notes are expected to have terms substantially similar to Intelsat Sub Holdco’s outstanding 8 7/8% Senior Notes due 2015 issued in June 2008. The Notes are expected to be offered at a discount to face value, the amount of which will be determined based on market conditions and other factors.

In connection with the Offering, Intelsat Sub Holdco prepared an offering circular that included the following disclosures related to recent developments. Unless otherwise indicated or the context otherwise requires, all references to (1) the terms “we,” “us” and “our” refer to Intelsat, Ltd. and its subsidiaries on a consolidated basis and (2) the term “New Sponsors Acquisition” refers to the acquisition of 100% of the equity ownership of Intelsat Holdings, Ltd. by Intelsat Global Subsidiary, Ltd. on February 4, 2008.

Repayment of Revolving Credit Facilities

On December 29, 2008, each of Intelsat Sub Holdco and Intelsat Corporation repaid in full the outstanding principal balances of their respective revolving credit facilities in the amount of $175.1 million and $66.1 million, respectively. As a result, there are currently no amounts outstanding under these revolving credit facilities.

Update Regarding Capital Expenditures for 2008 and 2009

On January 21, 2009, we announced that we expect our 2008 total capital expenditures to be approximately $425 million, as compared to the previously disclosed range of approximately $480 million to $500 million. The difference is primarily due to satellite construction timing, and a significant portion of the difference is expected to be incurred in 2009.

We also announced our intention to accelerate the commencement of construction of three replacement satellites from 2010 and 2012 to 2009, as a result of fleet management and role consolidation considerations. We announced that we expect our 2009 total capital expenditures to range from approximately $525 million to $575 million. This expected range excludes approximately $100 million in capital expenditures associated with our New Dawn joint venture. The financial results of our New Dawn investment will be consolidated with our results; however, the majority of New Dawn’s expenditures will be financed by third parties, and our net cash outlay with respect to New Dawn is expected to be minimal in 2009.

Potential Impairment of Indefinite-Lived Intangibles

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, we are required to perform annual valuation assessments of goodwill and other intangible assets determined to have indefinite useful lives. We perform these assessments as of October 1 of each year and are currently in the process of completing this assessment. Preliminary indications are that the estimated fair value of certain of our orbital slots as of October 1, 2008 may be approximately $325 million lower than the fair value assigned to those slots at the time of the New Sponsors Acquisition, completed earlier in 2008. This lower preliminary indication is primarily due to increases in interest rates which have occurred in the capital markets, requiring us to use a higher discount rate than was used at the time of the New Sponsors Acquisition. We are required to record non-cash impairment charges in instances where current fair value estimates are lower than existing carrying values. There can be no assurance that we will ultimately record an impairment charge for the fourth quarter of 2008 in this amount or any other lesser or greater amount. We do not currently expect that non-cash impairment charges recorded in the fourth quarter of 2008, if any, will be material to our total assets.

The information in this Current Report on Form 8-K is furnished and is not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 27, 2009

INTELSAT, LTD.

By:	/s/ Michael McDonnell
Name:	Michael McDonnell
Title:	Executive Vice President and Chief Financial Officer